Exhibit 99.1

News Release

For Immediate Release

OvaScience Reports Second Quarter 2014 Financial Results

-   AUGMENTSM Treatment Available in Three International Regions; Company More than Halfway Toward Goal of 40 AUGMENT Cycles in 2014   -

CAMBRIDGE, Mass., August 7, 2014 — OvaScienceSM (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, today reported second quarter 2014 financial results and highlighted recent accomplishments.

“Our progress this quarter has brought our AUGMENT treatment to women in IVF clinics in three international regions, and we are more than halfway toward executing on our plan for at least 40 AUGMENT cycles in 2014,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “Fertility specialists and their patients now have a treatment option that is designed to improve egg quality, and we look forward to making the AUGMENT treatment more broadly available next year.  We also advanced the development of the OvaPrime treatment and anticipate reporting additional proof-of-concept results this year while we prepare for launch in international IVF clinics in 2015.  In the coming months, we expect results of preclinical human proof-of-concept studies of the OvaTure treatment, a pivotal next step in using our egg precursor cell technology to develop fertility treatments that would not require women to undergo hormone hyperstimulation.”

Second Quarter and Recent Highlights

•                  Broadened International Launch of AUGMENTSM Treatment

OvaScience worked closely with select fertility clinics in three international regions to make its AUGMENT treatment available.  The Company is more than halfway toward executing on its plan for at least 40 AUGMENT cycles in 2014.  The AUGMENT treatment is designed to improve egg quality by adding energy from a woman’s egg precursor cells (EggPCs) to her eggs during in vitro fertilization (IVF).

•                  Advanced Development of OvaPrimeSM  Treatment to Support 2015 Launch

Additional preclinical proof-of-concept studies of the OvaPrime treatment continued to advance, with results expected this year in support of a planned international launch in 2015.  The OvaPrime treatment is being developed to boost a woman’s egg reserve by maturing her EggPCSM cells into eggs inside her ovaries during IVF.  This fertility treatment would offer a new option, especially to women who make too few or no eggs at all.

•                  Progressed OvaTureSM Research

Advanced preclinical human proof-of-concept studies of the OvaTure treatment, with results anticipated by the end of 2014.  The OvaTure treatment would represent a new approach to IVF in which a woman’s EggPC cells are matured into eggs outside of her body, thereby eliminating the need for women to undergo hormone hyperstimulation.

•                  Engaged Fertility Experts at the Annual International Fertility Meeting

Participated in the European Society of Human Reproduction and Embryology (ESHRE) conference, meeting with fertility experts from around the world and hosting an OvaScience Advisory Board meeting to discuss continued development and commercialization of new fertility treatments based on the Company’s EggPC technology platform.

Second Quarter 2014 Financial Results

•                  Net loss for the three months ended June 30, 2014 was $9.9 million, or ($0.42) per share, as compared to net loss of $6.0 million, or ($0.36) per share, for the three months ended June 30, 2013.  The increase for the quarter is primarily attributable to planned higher personnel costs, including stock-based compensation expense, additional research and development outside services and lab operations, and costs associated with the international launch of the AUGMENT treatment.

•                  Research and development expense for the three months ended June 30, 2014 was $4.5 million, compared to $2.6 million for the same period in 2013.  The increase for the quarter is primarily attributable to planned higher personnel costs, including stock-based compensation expense, and additional research and development outside services and lab operations to advance the development of the OvaPrime and OvaTure treatments.

•                  Selling, general and administrative expense for the three months ended June 30, 2014 was $5.1 million, as compared to $3.4 million for the same period in 2013.  The increase for the quarter is primarily attributable to higher personnel costs in support of the international launch of the AUGMENT treatment and stock-based compensation expense.

As of June 30, 2014, OvaScience had cash, cash equivalents and short-term investments of $81.4 million.

Upcoming Events and Presentations

•                  Wedbush Securities Life Sciences Management Access Conference, August 13-14 in NY

•                  Rodman & Renshaw/H.C. Wainwright 16th Annual Global Investment Conference, September 8-10 in NY

•                  Canadian Fertility and Andrology Society (CFAS) 2014 Annual Meeting, September 11-14 in Québec

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company focused on the discovery, development and commercialization of new fertility treatments.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCs), which are found in the ovaries.  By applying proprietary technology to identify and isolate EggPCSM cells, OvaScience is developing potential next generation in vitro fertilization (IVF) treatments.  OvaScience launched the AUGMENTSM treatment, which aims to improve egg quality and increase the success of IVF, in international markets and has two additional treatments in development: the OvaPrimeSM treatment, designed to boost a woman’s egg reserve using her own EggPC cells; and the OvaTureSM treatment, which seeks to create mature fertilizable eggs from a woman’s own EggPC cells without the need for hormone injections.  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development and the Company’s plans to (i) achieve 40 AUGMENT cycles in 2014, (ii) report additional proof-of-concept results for the OvaPrime treatment and the OvaTure treatment, and (iii) launch the OvaPrime treatment outside the United States in 2015.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we plan to introduce the AUGMENT treatment and OvaPrime treatment; the science underlying our treatment and treatments in development  (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval as necessary for our internationally launched fertility treatment and our potential fertility treatments; our ability to develop our potential fertility treatments, including the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, on the timelines we expect, if at all; our ability to commercialize our treatments, including the AUGMENT treatment and OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

— Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$4,534	$2,576	$9,186	$5,256
Selling, general and administrative	5,061	3,445	8,059	5,940
Total operating expenses	9,595	6,021	17,245	11,196
Loss from operations	(9,595)	(6,021)	(17,245)	(11,196)
Interest (expense) / income, net	(27)	25	(84)	43
Other income / (expense), net	24	—	14	—
Loss from equity method investment	(295)	—	(392)	—
Net loss	$(9,893)	$(5,996)	$(17,707)	$(11,153)
Net loss applicable to common stockholders	$(9,893)	$(5,996)	$(17,707)	$(11,153)
Net loss per share applicable to common stockholders—basic and diluted	$(0.42)	$(0.36)	$(0.83)	$(0.74)
Weighted average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	23,546	16,869	21,392	15,132

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of June 30,	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$16,553	$18,078
Short-term investments	64,815	26,349
Prepaid expenses and other current assets	1,247	650
Total current assets	82,615	45,077
Property and equipment, net	1,909	880
Investment in joint venture	1,108	1,500
Other assets	197	88
Total assets	$85,829	$47,545
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,408	$1,654
Accrued expenses	5,646	4,120
Total current liabilities	7,054	5,774
Other non-current liabilities	78	70
Total liabilities	7,132	5,844
Total stockholders’ equity	78,697	41,701
Total liabilities and stockholders’ equity	$85,829	$47,545

Contacts:

Investors
Theresa McNeely

EVP, Strategic Corporate Communications

tmcneely@ovascience.com

617-299-7356

Media

Cara Petralia

Director, Corporate Communications

cpetralia@ovascience.com

617-714-9638

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